Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 21, 2011
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results.  For the three months ended March 31, 2011, consolidated net income was $1,165,000, while consolidated net income available to common shareholders was $955,000, or $0.12 per diluted common share.  This compared favorably to net income available to common shareholders of $737,000, or $0.10 per diluted common share for the same period a year ago.

Net interest income remained solid to support the Bank’s earnings growth, increasing by $145,000, or 2.4% to $6.2 million for the three months ended March 31, 2011, compared to $6.1 million for the same period last year. This increase is primarily attributable to the growth in average earning assets of $39.5 million in the first quarter of 2011, compared to the same period in 2010.  The net interest margin for the three months ended March 31, 2011 was 4.92%, compared to 5.01% for the three months prior and 5.22% for the same period last year.

“We have consistently progressed in our ability to attract and broaden banking relationships with the local consumer and business communities.  The corresponding increase in core deposits has led to a continued reduction in the Bank’s cost of funds and increased balance sheet liquidity.  The key to margin expansion will be in the deployment of those resources as the economy recovers and loan demand returns,” stated Chris Courtney, President.

Non interest expense for the quarter ended March 31, 2011 totaled $4.5 million, a slight increase over the $4.4 million for the three months ended March 31, 2010.  Write downs associated with Other Real Estate Owned (OREO) represented $219,000, leaving only $559,000 in OREO carrying balances outstanding. The provision for loan losses during the three months ended March 31, 2011, was $600,000, compared to $1.0 million during the same quarter of last year.  However, in the last 12 months the ratio of loan loss reserves to gross loans has been increased from 1.65% to 2.22%.

Management continues to actively write-down non-performing assets to reflect current values. As of March 31, 2011, non-performing assets to total assets are 2.02%, or $11.4 million, down from 2.85%, or $14.9 million for the same period a year ago, and also down from the 2.22%, or $12.3 million at December 31, 2010. As of March 31, 2011, eight loan relationships were on non-accrual status totaling $10.7 million.  As previously mentioned, OREO held as of March 31, 2011 totaled $559,000 and consisted of 3 properties.

Total assets were $562.8 million at March 31, 2011, an increase of $42.5 million, or 8.2%, from March 31, 2010. Gross loans decreased by $15.8 million, to $395.2 million as of March 31, 2011, a decrease of

3.8% from March 31, 2010.  The Bank’s total deposits were $485.6 million as of March 31, 2011, an increase of $54.0 million, or 12.5% over March 31, 2010.

“We are pleased with our overall performance.  Our net interest margin remains strong, non-performing assets continue to decline and our customer base continues to grow.  The Bank’s strong foundation has allowed us to explore expansion opportunities and maintain a high level of support to the communities we serve,” stated Ron Martin, CEO.

Earlier this year, Oak Valley Community Bank announced plans to open new branches in Modesto and Manteca.  The Bank currently operates through 12 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, two branches in Modesto; and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business.  Forward-looking statements are subject to risks and uncertainties.  A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Community Bank

Statement of Condition (unaudited)

($ in thousands, except per share)	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Selected Quarterly Operating Data:	2011	2010	2010	2010	2010

Net interest income	$6,206	$6,343	$6,359	$6,244	$6,060
Provision for loan losses	600	1,005	1,005	1,005	1,005
Non-interest income	671	715	676	732	647
Non-interest expense	4,526	3,826	4,188	4,316	4,445
Income before income taxes	1,751	2,227	1,842	1,655	1,257
Provision for income taxes	586	727	701	616	309
Net income	1,165	1,500	1,141	1,039	948

Preferred stock dividends and accretion	(210)	(210)	(210)	(211)	(211)

Net income available to common shareholders	955	1,290	931	828	737

Earnings per common share - basic	0.12	0.17	0.12	0.11	0.10
Earnings per common share - diluted	0.12	0.17	0.12	0.11	0.10
Dividends declared per common share	-	-	-	-	-
Return on average common equity	7.48%	9.99%	7.38%	6.84%	6.22%
Return on average assets	0.85%	1.09%	0.86%	0.81%	0.75%
Net interest margin (1)	4.92%	5.01%	5.23%	5.36%	5.22%
Efficiency Ratio (1)	65.10%	53.03%	58.99%	61.21%	65.59%

Capital - Period End
Book value per share	$6.78	$6.64	$6.57	$6.38	$6.24

Credit Quality - Period End
Nonperforming assets/ total assets	2.02%	2.22%	2.00%	2.29%	2.85%
Loan loss reserve/ gross loans	2.22%	2.04%	1.88%	1.85%	1.65%

Period End Balance Sheet
($ in thousands)
Total assets	$562,769	$552,396	$534,879	$519,203	$520,275
Gross Loans	395,243	404,194	408,971	411,067	411,013
Nonperforming assets	11,386	12,253	10,690	11,882	14,854
Allowance for credit losses	8,765	8,255	7,700	7,614	6,762
Deposits	485,641	476,739	448,904	435,756	431,624
Common Equity	52,279	51,158	50,605	48,984	47,904
Total Capital (2)	65,779	64,658	64,105	62,484	61,404

Non-Financial Data
Full-time equivalent staff	125	120	115	117	118
Number of banking offices	12	12	12	12	12

Common Shares outstanding
Period end	7,713,794	7,702,127	7,702,127	7,681,877	7,681,877
Period average - basic	7,711,401	7,702,127	7,692,900	7,681,877	7,681,877
Period average - diluted	7,742,230	7,719,157	7,729,175	7,720,440	7,705,488

Market Ratios
Stock Price	$5.99	$5.90	$5.40	$5.25	$4.10
Price/Earnings	11.93	8.88	11.25	12.14	10.54
Price/Book	0.88	0.89	0.82	0.82	0.66